Exhibit 99.1

Moleculin Commences Dosing in Healthy Volunteers in Phase 1a Clinical Trial of WP1122 for the Treatment of COVID-19

– Single ascending dose (SAD) cohort of first-in-human Phase 1a study to evaluate safety and pharmacokinetics of WP1122 and establish maximum tolerated dose –

– Multiple ascending dose (MAD) cohort to commence after completion of at least 3 SAD dosing cohorts in which WP1122 is found to be safe and well-tolerated –

HOUSTON, May 26, 2022 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (“Moleculin” or the “Company”), a clinical stage pharmaceutical company with a broad portfolio of drug candidates targeting highly resistant tumors and viruses, today announced the commencement of dosing in its first-in-human Phase 1a study to evaluate the safety and pharmacokinetics (PK) of WP1122 in healthy volunteers for the treatment of COVID-19 (MB-301). WP1122, the Company’s lead metabolism/glycosylation inhibitor, is a prodrug of a well-known glucose decoy called 2-deoxy-D-glucose (2-DG).

Walter Klemp, Chairman and Chief Executive Officer of Moleculin commented, “We are pleased to commence dosing in the first group of healthy volunteers. Based on the antiviral effect of WP1122 demonstrated in preclinical models, we remain confident that the drug has the potential to meet the critical need for a pan-viral therapy that could address not only COVID-19 and its variants, but other viruses that depend upon glycolysis and glycosylation. With dosing in our SAD cohort for the study underway, we look forward to evaluating the safety and PK of WP1122 as well as establishing a maximum tolerated dose (MTD) in order to drive development forward. Importantly, establishing safety and an MTD in this study not only sets the stage for further antiviral development, but it also facilitates potential Phase 2 clinical trials for cancer indications.”

The Phase 1a, first-in-human, randomized, double-blind, placebo-controlled, overlapping SAD and MAD will investigate the effects of WP1122 administered as an oral solution in healthy human volunteers in the United Kingdom. Dose escalation will take place in sequential SAD cohorts, and MAD will start as soon as SAD has completed at least 3 dosing cohorts in which WP1122 is found to be safe and well-tolerated. This study in healthy volunteers will explore safety and PK, and subsequent antiviral clinical development will be in patients infected with SARS-CoV-2 to further evaluate safety and establish a favorable risk/benefit profile. The Company expects to enroll approximately 80 subjects in this trial.

Dose escalation, during the SAD portion of this study, will proceed up to a maximum dose of 64 mg/kg as a single dose. Dosing of WP1122 will start in SAD at 8 mg/kg as a single dose and escalate in two-fold increments (i.e. to 16 then 32 mg/kg as single doses, etc.) in subsequent cohorts. Dosing of WP1122 in the MAD cohorts will start after a dose of 32 mg/kg has been achieved in the single dose cohort. The first dose administered in MAD will be 16 mg/kg every 12 hours (32 mg/kg/day) for 7 days and dosing in the second MAD cohort will escalate to 32 mg/kg every 12 hours (64 mg/kg/day) for 7 days. Dosing at these levels is justified both by the Company’s non-clinical testing and by the clinical trials of the active moiety of WP1122 (2-DG) that have been reported by researchers unrelated to the Company.

For more information about the study, please visit clinicaltrials.gov and reference identifier NCT05195723. Moleculin is also in the process of identifying additional countries where potential future Phase 2 COVID-19 clinical studies could occur.

About WP1122

WP1122 was developed as a 2-DG prodrug to provide a more favorable pharmacological profile and was found to have greater potency than 2-DG alone in preclinical models where tumor cells require higher glycolytic activity than normal cells. WP1122 has also been shown to have a greater antiviral effect than 2-DG against SARS-CoV-2 in MRC-5 cells in culture. The improved pharmacokinetic and pharmacodynamic (PK/PD) profile of WP1122 compared to 2-DG was noted in female mice following oral dosing at equimolar (i.e., equivalent levels of 2-DG) doses.

While the Company is in the process of identifying additional countries where potential future Phase 2 COVID-19 clinical studies could occur, the volatility and unpredictability of COVID-19 incidence in various countries may limit the ability to recruit certain subjects and could make it infeasible to conduct a Phase 2 clinical trial there. Additionally, Moleculin recently received IND clearance from the U.S. Food and Drug Administration (FDA) to initiate a Phase 1 study of WP1122 for the treatment of Glioblastoma Multiforme (GBM). The Company is seeking collaborators with the intent to commence clinical trials of WP1122 in cancer indications including GBM, pancreatic cancer and others.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company focused on the development of a broad portfolio of drug candidates for the treatment of highly resistant tumors and viruses. The Company’s lead program, Annamycin is a next-generation anthracycline designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, whether the results of Moleculin’s preclinical models can be replicated in human trials, Moleculin’s ability to identify additional countries where potential future Phase 2 COVID-19 clinical studies could occur, Moleculin’s ability to identify and attract collaborators for additional clinical trials of WP1122, and the ability for WP1122 to be shown safe and effective in humans. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (“SEC”) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

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